Good Tenants Services

Revolutionizing the $4.5T rental market: Good Tenants' PropTech network of pre-screened renters and reusable application packages cuts vacancy times and costs for landlords – while unlocking multiple one-time and subscription revenue streams for our company, partner agents, and property managers.


START
HERE

Invest

$99 minimum investment

DEADLINE: December 12, 2025

in 3 months

SHARE PRICE

$1

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$2,470,000

Reg CF offering provided by Netcapital Funding Portal Inc.

WHAT IS GOOD TENANTS SERVICES, INC.?

Introducing the first of its kind "TenantTech". Unlike other PropTech companies that focus on properties instead of people, Good Tenants Services, Inc. is in the business of helping "Good Tenants" **lease or buy their next home NOW and in the FUTURE**.

Tenants – those who by lease or rental agreement occupies a property "home" owned by someone else in exchange for an agreed upon payment with limited responsibility for the repair and maintenance of the property.

Good Tenants – Tenants who **ALWAYS pay their rent on time** AND **take care of the property like they own it**.

At Good Tenants Services, Inc. our mission is simple: Provide products, services and support to help tenants become *more and better qualified to lease or purchase their next home*.

THE STORY BEHIND GOOD TENANTS

In the aftermath of the 2008–11 mortgage crisis, I witnessed hundreds of good people lose their homes through no fault of their own—only to be shut out of new rentals by low credit scores. As a California broker with 16+ years and millions in rental listings, I knew these "victims of a broken system" were precisely the reliable tenants every landlord wants.

Determined to bridge that gap, I created the original Good Tenants Application Package—a reusable, data-rich profile that reframed credit-impaired applicants as high-value renters. Early pilots placed hundreds of families in months, cutting vacancy times by 40% and earning rave reviews from landlords and agents.

That proof-of-concept evolved into GoodTenants.com, our PropTech platform that:

- **Empowers tenants** with a money saving, reusable application
- **Helps landlords** fill homes sooner, faster and at lower cost
- **Generates multiple one-time and subscription revenues** for brokers, property managers, and our company

Today, we're ready to finalize our minimal viable product (MVP) version of the site, build our Good Tenants Learning Community portal and scale nationwide. With your investment, we'll harness our flywheel of pre-screened renters and SaaS monetization to seize a slice of the $4.5 trillion market—and build what hopefully will become the next major real-estate brand grounded in trust, transparency, and transformative impact.

REAL TESTIMONIALS



"Jessie had been helping my son find rental homes multiple times over the years. When I needed a place I called and he helped me, my brother my mother create our Good Tenants Application Package and in one weekend found us a place. It works! Thanks Jessie!!"

- Jinky Lim Family

★★★★★



"I first used Good Tenants Home Finder Services...My wife and I were just moving to SoCal and Jessie put together our Good Tenants Services app pack, and scheduled 5 showings in one weekend. We saw the house we liked, applied and were approved the following week. Since then I have used his same service 3 more times. Saved me a lot of time, money and frustration. Thanks Jessie!"

- Dr. John Oda

★★★★★



"Jessie and I go way back to when he helped me and my 5 college roommates to find a house...The Good Tenants App Pack was the key – everything the landlord needed to see that we were serious college seniors who would take care of their home. Since then, he has helped me find 2 other houses including my current home. AND he helped my mother, uncle and grandma find a place last year. Thank you Jessie. We appreciate all you do!"

- Will Lim

★★★★★



"We have known and worked with Jessie and Good Tenants Services...He helped us find and get approved for 2 rental homes. Later we moved to another home. Then just recently he approved us for our 3rd. Thank you my friend!"

- Michael and Susan Roberts Family

★★★★★



"During a very challenging time after my husband passed away, I needed to find a rental home for me, my son and his family. Good Tenants Services and Jessie Hunter were there when I needed them. They got everything they needed to create our Good Tenants App Pack and get prescreened before we started looking at homes. Approved for first place we applied for, taking a lot of stress off of me and my family. Thank you so much!"

- Kaja Donikowski

★★★★★

MEET THE FOUNDER



Jessie Hunter is the founder and CEO of **GoodTenants.com**, a visionary PropTech platform transforming the way tenants, landlords, and real estate professionals connect.

He has an exemplary background that includes:

- Enlisted in the **United States Marine Corps** reaching the rank of **Staff Sargent**
- Crew chief in the **Presidential Helicopter Squadron** – HMX-1 at Marine Air Station Quantico
- Bachelor's degree in **Aeronautical and Astronautical Engineering** at the **University of Washington in Seattle**
- **USMC Officer** reaching the rank of **Captain**.
- **Naval Aviator Flight School** Pensacola, FL
- **Presidential Key Executive (PKE) Master's Degree** Strategic Management **Pepperdine University – Malibu, CA**

For the past 16 years he has been a licensed real estate broker in California and 5 years in Georgia, specializing in residential leasing, tenant screening, and property management—particularly across the single-family rental market.

Having grown up in rental homes himself, Jessie understands the emotional and financial complexities of the rental experience. That personal history fuels his mission to create **a more transparent, fair, and efficient rental system** for all parties involved.

For the past 10 years, Jessie has personally bootstrap financed the development of **GoodTenants.com**, the **Prescreened Tenants** and **Home Finder Services** concept. He is currently leading the company through its **Reg CF crowdfunding campaign**. Under his leadership, the company is positioned to become the **"LinkedIn for Tenants"** and the **"Zillow of Lease-Ready Tenants"**, helping landlords minimize vacancy losses while empowering renters to **Get Ready and Stay Ready™** to lease or buy.

His primary goal is to raise funds and use the investment along with his leadership and management experience to put together a **winning team to take Good Tenants Services, Inc. to the next level** of success.

BUILDING A PROPTECH BRAND

The goal of the company is to build a top recognizable PropTech brand.

Building a recognized PropTech platform requires mastering several key drivers that have propelled industry leaders like Zillow, Trulia, and Apartments.com to market prominence. Good Tenants Services, Inc. is leveraging these same pillars—tailored to the tenant-screening niche—to create a lasting, high-impact brand:

- **Massive Addressable Market:** Even a small slice of the $500B+ rental sector delivers significant upside.
- **Platform Business Model:** Connecting tenants, landlords, and agents with multiple monetization levers (subscriptions, one-time fees, advertising).
- **Scalable, Repeatable Revenue:** Recurring subscriptions and premium listings produce predictable cash flow and compound value over time.
- **First-Mover Advantage:** Being one of the first to offer a searchable directory of lease-ready tenants establishes defensibility and network effects.
- **Data Monetization:** Tenant application and engagement data unlock insights for partners—mirroring how leading platforms monetize behavior and market analytics.
- **Seamless User Experience:** A one-click, reusable application process and mobile-first design drive higher retention and referrals.

To illustrate how these pillars translate into our strategic advantage, consider the table below:

Value Driver	Industry Benchmark	GoodTenants.com Strategy
Addressable Market	$500B+ rental transactions (Zillow's early focus)	Target underserved tenant segment within the $4.5 T rental market
Platform Model	Marketplace + SaaS (Apartments.com subscriptions, ad revenue, lead gen)	Unified tenant–landlord–agent network with multi-stream monetization
Recurring Revenue	CoStar's $1 B+ annual digital ad revenue	Tiered subscriptions (Ready Renter, My Good Credit), renewable application fees
First-Mover Advantage	Zillow–Trulia merger to consolidate search leadership	First nationwide lease-ready tenant directory with proactive "Get Ready" funnel
Data & Analytics	Zillow's Zestimate and iBuying algorithms	Behavioral and credit-profile insights to enhance matching and partner services
User Experience	LinkedIn's seamless networking and identity verification	Reusable, branded application packages and mobile-optimized leasing workflows

SUCCESS TO DATE

2008 – 2012 | Development of the Good Tenants Application Package

- Created to streamline tenant approvals and save tenants money on application fees.
- **Comprehensive tenant application package that can be used to apply to multi-properties. Included all necessary documentation in a single** professional application including credit reports, background checks, income verification, rental history, bank statements, and IDs.
- Featured a **customized cover letter** and **"Meet Your New Good Tenants"** profile with tenant photos and pet details.
- Successfully helped **hundreds of tenants secure housing** by improving their approval chances.

2018 – 2020 | Expansion into "Ready Renter" & "Ready Buyer" Programs

> Developed **educational programs, credit repair services, and coaching** to help tenants prepare for leasing or homeownership.

> Focused on **tenant financial readiness** and increasing their ability to be approved for rentals and mortgages.

2020 | Formation of Good Tenants LLC

> Officially established **Good Tenants LLC** to scale and expand the business.

> Shifted from **manual application processing to a scalable technology solution**.

2021 | Acquisition of GoodTenants.com & Concept Website Development

> Purchased **GoodTenants.com** to build a **dedicated online platform**.

> Designed the vision for a **web-based application system** to connect **pre-screened tenants with landlords and real estate professionals**.

2023 – 2024 | Web Application Prototype Development

> Launch of phase one beta site: app.goodtenants.com.

> Included feature and highlights:
– Reusable curated tenant profiles & pre-screened application packages
– Verified Landlord & Real Estate Professional Access
– New & future on market Rental Listings
– Tenant Learning Community with Home Leasing & Buying Courses

2025 – Present | Pre-Launch, Beta Testing & Capital Raise

> **Finalizing the platform** for nationwide expansion.

> **Launching beta testing** with early adopters.

> **Raising capital** to support marketing, platform scaling, and full-scale nationwide rollout.

We believe Good Tenants is now positioned to disrupt the rental market, connecting great tenants with great landlords faster than ever!

PROBLEM

A Broken Rental System Hurting Tenants, Landlords & Realtors

Finding a Rental Shouldn't Be This Hard – But It Is.

Today's rental market is **stacked against both tenants and landlords**. With **interest rates at a 20-year high**, fewer people are buying homes, **demand for rentals is skyrocketing**, and competition is fierce. Yet, the rental application process remains **outdated, costly, and inefficient**—frustrating tenants, landlords, and even real estate professionals.

The Challenges We Aim to Solve

1. Tenants Face Costly, Stressful, & Repetitive Applications

Renters struggle with rental application fees – applying to multiple properties costs **hundreds of dollars**. **Tenants must submit the same paperwork repeatedly**, often waiting weeks for responses.

Credit scores often determine approval instead of a tenant's true reliability—excluding otherwise **responsible renters**.

> ***Good Tenants Solution:*** We provide **pre-screened tenant profiles** with a **reusable application package** that speeds up approvals, saves money, and helps tenants stand out in a competitive market.

2. Landlords Struggle to Find Reliable Tenants Quickly

Vacancy costs can be a significant expense. An example of a property with rent of $2,000 per month remaining vacant for six weeks, the loss could amount to $300.

Tenant fraud and evictions are rising – costing landlords time and legal fees.

Managing applications is inefficient – landlords sift through incomplete applications, inconsistent data, and tenants with unverified backgrounds.

> ***Good Tenants Solution:*** Landlords and property managers **access a nationwide pool of pre-screened, ready-to-rent tenants** – reducing vacancies and financial risk.

3. Realtors Are Losing Rental Business Due to Market Shifts

Mortgage rates have doubled since 2021 – pricing out **millions of buyers** and forcing them to rent instead.

Commissions are shrinking, and **Realtors need new income streams** as fewer homes sell.

Tenant placement is time-consuming and low-profit—yet, it's crucial for long-term client relationships.

> ***Good Tenants Solution:*** **We aim to create a new revenue opportunity for Realtors** by allowing them to refer tenants and earn commissions while helping clients secure housing **faster and with less hassle.**

The Market is Changing – Good Tenants is Ahead of the Curve

77 million Baby Boomers are retiring – Many are selling homes and **transitioning into rentals**, making **trusted tenant screening more critical than ever**.

Millennials and Gen Z now dominate the rental market, but **they demand a digital-first, streamlined experience.**

$4.5 trillion rental market – growing every year, yet tenant screening remains fragmented and inefficient.

The market is shifting, and Good Tenants is leading the change. We are building one of the first nationwide tenant marketplaces, solving critical challenges for tenants, landlords, and real estate professionals at exactly the right time.

SOLUTION

Good Tenants Aims to Change the Way America Rents

At **Good Tenants**, we believe **finding a home should be a seamless and stress-free experience for everyone—tenants, landlords, and real estate professionals alike**. Our platform is designed to **eliminate rental chaos** by introducing **a smarter, faster, and more transparent way to lease homes.**

How Good Tenants Aims to Solve the Problem

> **Curated & Reusable Tenant Profiles**
> Via the GoodTenants platform, tenants are able to create a consolidated **pre-screened profile** with **everything landlords need to approve them quickly**. May save tenants **hundreds of dollars** on repeated application fees. May help landlords **fill vacancies faster with pre-approved renters**.

> **A Community of Pre-Screened Good Tenants**
> Landlords and real estate professionals can review **verified, ready-to-rent tenants**, reducing risk and vacancy loss. Reducing the stress of the application process by providing **all the necessary documents in one place**.

> **Empowering Tenants with a Community, Education & Planning Tools**
> Tenants receive **expert guidance on how to improve their rental applications and increase their approval chances**. **Learning center** with home leasing and home buying courses. **Step-by-step coaching** to transition from renting to homeownership.

> **A New Revenue Stream for Real Estate Professionals**
> Agents and property managers can **refer tenants and earn commissions.** Helps real estate professionals **stay engaged with clients** even when they're not ready to buy.

Our Impact: Making Renting Easier & Fairer for Everyone

With **Good Tenants**, renters can feel supported and knowledgeable, landlords can reduce costly vacancies, and real estate professionals have a **new way to grow their business.**

Our platform **builds confidence, reduces stress, and creates win-win solutions** across the rental process journey for everyone.



Lease Your Next Home
Start Here
Tenants
Landlords
The GoodTenants.com Way To Lease
Tenants
Get ready and stay ready for less with the Good Tenants "Reusable" Application Package.
Start today
Landlords
Lease faster using the Good Tenants Directory of pre-screened tenants.
Start today
Realtor
Be a hero to your clients by providing quality tenants for your listings fast.
Start today
Featured Tenants
View More Tenants →
BEAUTY
FREEDOM
LOVE
Smith Family
Looking - Irvine, California
Members 1
Nguyen Family
Looking - , California
Members 3
Phillip
Looking - Irvine, California
Members 1

GoodTenants.com Website and Application:
Where tenants can start with their Good Tenants Summary and Detailed Profiles and be "Featured Tenants" on the home page of this national website.



Good Tenants
Start here
Resources
About
Search
Help
Pricing


Find your next Good Tenant
All beds, all baths
Move in date
Any price
TRUTH
BEAUTY
FREEDOM
LOVE
Family
Smith Family
1
Looking - Irvine, CA, USA
Good Credit
Household Income $7,000 - $10,000/month
Looking to move
Good Tenant Application Package Ready
Family
Nguyen Family
3
Looking - California
Excellent Credit
Household Income /month
Looking to move
Good Tenant Application Package Ready
Blended Family
Phillip
1
Looking - Irvine, CA 92602, USA
Excellent Credit
Household Income /month
Looking to move
Good Tenant Application Package Ready
Family
Shetty Family
1
Looking - Corona, CA, USA
Good Credit
Household Income $10,000 - $15,000/month
Looking to move
Good Tenant Application Package Ready
Family
Huazhang Guo
1
Looking - Irvine, CA 92619, USA
Less than Perfect Credit
Household Income /month
Looking to move
No Good Tenant Application Package
Roommates
Ed Uthman
1
Looking - Irvine, CA, USA
Less than Perfect Credit
Household Income /month
Looking to move
No Good Tenant Application Package

GoodTenants.com Tenants Directory:

Where verified landlords and licensed real estate professionals can search for tenants based on location, income, credit, move timing, and whether the tenants has a prepared Good Tenants Reusable Application Package.

> **"Finding a rental home shouldn't be stressful, expensive, or uncertain. We're equipping tenants with the tools they need to stand out in competitive markets, helping landlords secure reliable tenants faster, and empowering real estate professionals with new revenue opportunities."**
>
> *– Jessie Hunter*
> *Founder & CEO, Good Tenants*

BUSINESS MODEL

Good Tenants captures value through **five** complementary revenue streams—balancing one-time fees with high-margin subscriptions—and leverages proactive tenant engagement to maximize customer lifetime value.

Revenue Streams

1. **One-Time Application Fees:** Upfront package sales for reusable rental profiles.
2. **Subscription Services:** Monthly **Ready Tenant** & **Ready Buyer** plans—with up to 12-month subscription credits applied at lease or sale.
3. **My Good Credit Subscription:** Recurring coaching & education, guaranteed credit improvement.
4. **Referral & Training Fees:** Realtor and coach certification for our **Get-Ready – Stay-Ready** programs.
5. **Commission Shares:** A percentage of lease or sale commissions generated through our platform referrals.

Proactive Growth Engine

1. **Get-Ready – Stay-Ready Funnel:** Engages tenants 60+ days BEFORE move, boosting upsells, reducing churn, and creating a flywheel of renewals and referrals.
2. **Freemium Top-Of-Funnel:** Zero-risk entry point with "free + upgrade" funnels to convert free users into paid subscribers.

Scalability & Leverage

Each service is standardized for rapid national roll-out, with local partner integrations (IDX, CRM) and marketing funnels that ensure predictable, exponential revenue growth across a $4.5 T market.

With this multi-layered approach, Good Tenants doesn't just transact—it builds long-term customer relationships that compound revenue and cement our leadership in PropTech.

How Good Tenants Plan to Generate Revenue

Income Source	Description
Reusable Application Packages	Free guide that upgrades into a DIY package (templates + checks) or a Premium done-for-you service
Tenant Profile Subscriptions	Free listing with paid tiers for search priority and homepage/profile prominence
Get-Ready Stay-Ready Services	Ongoing coaching and “home finder” bundles with partial fee rebates for subscribers
Home Finder & Leasing Services	Full leasing representation, from search to lease signing, plus shared commission
Landlord & Realtor Access Fees	Tiered database access—flat one-time passes or unlimited monthly subscriptions to pre-screened tenants
Property Management Plans	Do-for-you leasing & management subscriptions with à la carte and all-in-one monthly options
Learning Community & Courses	Free eBook plus paid workbooks, online courses, and coaching—positioned as the “LinkedIn of rentals”
Referral & Affiliate Partnerships	Revenue share with broker, mover, and financial partners generating leads and service referrals

This mix of one-time and subscription-based offerings ensures multiple, complementary revenue streams—and shows how Good Tenants maximizes customer value at every stage of the home leasing and property management lifecycle.

MARKET

The U.S. rental housing market presents a significant opportunity for Good Tenants Services, Inc., driven by evolving demographics, economic shifts, and pressing housing challenges.

Market Size and Demand

- **Renters in the U.S.:** Approximately 44.1 million American households are renters, accounting for 34% of the population.
- **Annual Rent Expenditure:** Renters collectively spend around $485 billion on rent yearly.
- **Rental Application Fees:** The average rental application fee in the U.S. is $50 per person, adding financial strain to prospective tenants.

Current Trends and Challenges

- **Housing Shortage:** The U.S. faces a housing shortage estimated between 4 to 7 million homes, leading to increased rental demand and rising rents.
- **Rent Growth:** In January 2025, asking rents increased by 3.5% compared to the previous year, indicating sustained demand.
- **Occupancy Rates**: As of 2024, 93.6% of rental apartments are occupied, reflecting a tight rental market.

Implications for Good Tenants Services, Inc.

These statistics underscore a robust and growing rental market with significant opportunities for services that streamline the rental process, reduce costs, and enhance transparency for both tenants and landlords.

Note: The statistics provided are based on the latest available data as of March 2025.

INVESTOR INVITATION

Your Impact Beyond Potential Financial Returns

Investing in Good Tenants Services, Inc. means more than participating in a high-growth PropTech opportunity—it's **joining a movement** that restores hope, dignity, and stability to people's lives. Here's how you become part of our emotional journey:

Champion Social Change

Stand with Real Families. Every dollar you commit helps a single parent, a veteran, or a young professional secure a stable home—rather than bouncing from application to application.
Break Down Barriers. You'll help rewrite the rental rules so that past credit struggles don't become lifelong setbacks.

Co-Create a Community

Be a Founding Member. Receive exclusive access to our Learning Community events—webinars, roundtables, and meet-ups—where you can mentor tenants, share your expertise, and watch members grow.
Shape Our Culture. Provide feedback on our platform roadmap, content, and services. Your voice helps us create the "LinkedIn of Rentals" that feels welcoming, supportive, and truly tenant-focused.

Share in Our Stories

Monthly Impact Updates. You'll receive curated "Tenant Spotlight" stories—real narratives of individuals whose lives you've changed.
On-the-Ground Access. Join virtual home tours, live Q&A with families, and demo sessions of new features you helped fund.

Build a Lasting Legacy

Create Generational Value. By pioneering an inclusive rental marketplace, you'll help set new industry standards—long after any IPO or exit.
Inspire Broader Change. Your involvement signals to brokers, agents, and other investors that social purpose and profit can—and must—go hand in hand.

Join Us on Netcapital

Click *Invest Now* to not only capture your stake in a revolutionary PropTech platform but also to lend your voice and passion to a cause that—and community that—truly matters. Together, we'll make renting fairer, faster, and more human.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$200,000	16.2%
Operational Expenses	$150,000	12.1%
Site and App Development	$100,000	8.1%
Community Development	$35,000	2.8%
Advertising and Marketing	$150,000	12.1%
Support Staff Salary and Benfits	$325,000	26.3%
Legal Fees	$50,000	4.0%
General and Administrative	$164,485	13.3%
Intermediary fees	$60,515	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Good Tenants Services, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of December 12, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,705,000 shares
× $1 per share

$3,705,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on August 28, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Aug 28, 2025 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more